EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-111047, 333-98755, 333-76380, 333-61056, 333-61060, 333-25033, 333-25037, 333-36636, 333-134932, 333-133569, 333-131608 and 333-151280; Form S-3 Nos. 333-76346, 333-61994, 333-37255, 333-64887, 333-64991, 333-119412 and 333-132626; and Form S-4 Nos. 333-131608 and 333-22581) of Boston Scientific Corporation and where applicable, in the related Prospectuses of our report dated February 24, 2009, except for Notes E and P, as to which the date is November 25, 2009, with respect to consolidated financial statements and schedule of Boston Scientific Corporation included in this Current Report (Form 8-K) dated December 10, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 7, 2009